UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

               ----------------------------------

                          SCHEDULE 13D

                        (Amendment No. 7)

            Under the Securities Exchange Act of 1934

                        MIDWAY GAMES INC.
                        (Name of Issuer)

                          Common Stock
                 (Title of Class of Securities)

                           598-148-104
                         (CUSIP Number)

                       Sumner M. Redstone
                         200 Elm Street
                   Dedham, Massachusetts 02026
                    Telephone: (781) 461-1600
             (Name, Address and Telephone Number of
    Person Authorized to Receive Notices and Communications)

                         August 7, 2002
     (Date of Event which Requires Filing of this Statement)


     ------------------------------------------------------

If the filing person has previously filed a statement on Schedule
13G to report the acquisition which is the subject of this
Schedule 13D, and is filing this schedule because of Rule 13d-
1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with this statement / /.

CUSIP No. 598-148-104                       Page 1 of 8 Pages
                         Schedule 13D/A
-----------------------------------------------------------------

(1)  Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

                    SUMNER M. REDSTONE
-----------------------------------------------------------------
                    S.S. No.
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of Group
     (See Instructions)
/  / (a)
-----------------------------------------------------------------
/  / (b)
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Sources of Funds (See Instructions)             PF
-----------------------------------------------------------------
(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).
-----------------------------------------------------------------
(6)  Citizenship or Place of Organization     United  States
-----------------------------------------------------------------
Number of           (7)  Sole Voting Power           4,443,182
  Shares		-----------------------------------------
Beneficially        (8)  Shared Voting Power         4,122,771*
 Owned by		-----------------------------------------
   Each             (9)  Sole Dispositive Power       4,443,182
Reporting		-----------------------------------------
Person With         (10) Shared Dispositive Power     4,122,771*
-----------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                    8,565,953*
-----------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
                     19.6%
-----------------------------------------------------------------
(14) Type of Reporting Person (See Instructions) IN
-----------------------------------------------------------------

*Includes shares owned by National Amusements, Inc.

CUSIP No. 598-148-104                    Page 2 of 8 Pages
                         Schedule 13D/A
-----------------------------------------------------------------
(1)  Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                    NATIONAL AMUSEMENTS, INC.
-----------------------------------------------------------------
                    I.R.S No.  04-2261332
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of Group (See
     Instructions)
/  / (a)
-----------------------------------------------------------------
/  / (b)
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Sources of Funds (See Instructions)                N/A
-----------------------------------------------------------------
(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).
-----------------------------------------------------------------
(6)  Citizenship or Place of Organization               Maryland
-----------------------------------------------------------------
Number of           (7)  Sole Voting Power          0
  Shares		-----------------------------------------
Beneficially        (8)  Shared Voting Power        4,122,771
Owned by		-----------------------------------------
   Each             (9)  Sole Dispositive Power     0
Reporting		-----------------------------------------
Person With         (10) Shared Dispositive Power   4,122,771
-----------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                    4,122,771
-----------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)   9.43%
-----------------------------------------------------------------
(14)  Type of Reporting Person (See Instructions)         CO
-----------------------------------------------------------------

                                        Page 3 of 8 Pages

Item 1.   Security and Issuer.
          ---------------------

          This Amendment No. 7 amends the Statement on Schedule 13D previously filed with the SEC by Mr. Sumner M. Redstone and National Amusements, Inc. ("NAI") with respect to the voting common stock, $.01 par value per share (the "Common Shares"), of Midway Games Inc. (the "Issuer"), a Delaware corporation, with its principal executive office located at 2704 West Roscoe Street, Chicago, IL 60618.


Item 5.   Interest in Securities of the Issuer.
          -------------------------------------

          Item 5 is hereby amended as follows:

   (a) NAI is currently the beneficial owner, with shared dispositive and voting power, of 4,122,771 Common Shares, or approximately 9.43%, of the issued and outstanding Common Shares of the Issuer (based on the number of Common Shares that were reported on the Issuer's 10Q to be issued and outstanding as of May 09,
        2002).

   (b) Mr. Sumner M. Redstone is currently the beneficial owner, with sole dispositive and voting power, of 4,443,182 Common Shares, or approximately 10.17%, of the issued and outstanding Common Shares of the Issuer (based on the number of Common Shares that were reported by the Issuer to be issued and outstanding as of May 09,
        2002). As a result of his stock ownership in NAI, Mr. Sumner M. Redstone is deemed the beneficial owner of an additional 4,122,771 Common Shares of the issued and outstanding Common Shares of the Issuer, for a total of 8,565,953 Common Shares, or approximately 19.6% of the issued and outstanding Common Shares of the Issuer (based on the number of Common Shares that were reported by the Issuer to be issued and outstanding as of May 09,
        2002).

    (c) Transactions effected since the filing of the Statement on Schedule 13D Amendment No. 6 filed with the SEC on
        July 30, 2002:
      All transactions were executed by Bear Stearns, New York, N.Y.






              DATE        NO. OF SHARES       PRICE
           ----------       -----------     ---------
            7/31/2002               700       4.49
            7/31/2002               800       4.49
            7/31/2002             3,800       4.52
            7/31/2002               200       4.52
            7/31/2002               500       4.52
            7/31/2002               600       4.53
            7/31/2002               500       4.53
            7/31/2002               800       4.54
            7/31/2002             5,400       4.60
            7/31/2002             1,700       4.65
            7/31/2002             1,000       4.67
            7/31/2002               600       4.68
            7/31/2002             6,600       4.69
            7/31/2002               400       4.70
            7/31/2002               200       4.68
            7/31/2002             1,000       4.70
            7/31/2002               900       4.85
            7/31/2002             1,000       4.84
            7/31/2002             1,500       4.84
            7/31/2002             1,000       4.84
            7/31/2002             2,200       4.80
            7/31/2002             6,000       4.85
            7/31/2002             2,500       4.90

                                             Page 4 of 8 Pages

            7/31/2002             4,500       4.97
            7/31/2002             8,000       5.00
            7/31/2002             2,000       5.00
            7/31/2002             2,900       4.90
            7/31/2002               800       4.90
            7/31/2002            10,000       4.95
            7/31/2002               200       4.95
            7/31/2002               800       4.98
            7/31/2002               500       4.95
            7/31/2002             9,500       4.97
            7/31/2002             2,000       4.97
            7/31/2002             2,700       4.94
            7/31/2002             6,000       4.90
            7/31/2002             1,000       4.90
            7/31/2002             6,800       4.80
            7/31/2002             2,000       4.90
            7/31/2002               500       4.92
            7/31/2002               900       4.89
            7/31/2002             2,400       4.90
            7/31/2002               500       4.90
            7/31/2002               600       4.90
            7/31/2002               600       4.90
            7/31/2002               300       4.90
            7/31/2002               600       4.92
            7/31/2002             1,100       4.81
            7/31/2002             1,900       4.82
            7/31/2002             3,000       4.88
            7/31/2002             3,000       4.89
            7/31/2002             2,500       4.92
            7/31/2002             3,500       4.92
            7/31/2002             2,500       4.92
            7/31/2002             1,900       4.89
            7/31/2002             1,900       4.84
            7/31/2002             8,100       4.87
            7/31/2002             5,000       4.88
            7/31/2002             5,000       4.90
            7/31/2002             5,000       4.91
            7/31/2002               100       4.83
            7/31/2002             1,000       4.85
            7/31/2002             4,400       4.90
            7/31/2002             2,700       4.97
            7/31/2002            10,000       4.98
            7/31/2002             1,000       4.98
            7/31/2002            10,000       5.00
            8/1/2002              1,500       5.18
            8/1/2002                200       5.20
            8/1/2002                700       5.22
            8/1/2002                800       5.22
            8/1/2002              6,200       5.09
            8/1/2002              3,100       5.17
            8/1/2002                300       5.14
            8/1/2002              1,400       5.15
            8/1/2002              2,000       5.16
            8/1/2002              1,500       5.17
            8/1/2002              1,000       5.17
            8/1/2002                100       5.17
            8/1/2002                500       5.17
            8/1/2002              1,900       5.17
            8/1/2002              1,300       5.17
            8/1/2002              2,400       5.15

                                             Page 5 of 8 Pages

            8/1/2002              1,500       5.17
            8/1/2002                100       5.21
            8/1/2002              1,600       5.23
            8/1/2002                500       5.23
            8/1/2002                900       5.22
            8/1/2002              3,100       5.23
            8/1/2002                400       5.24
            8/1/2002              4,600       5.24
            8/1/2002              4,000       5.24
            8/1/2002              2,500       5.30
            8/1/2002              2,500       5.28
            8/2/2002              1,000       5.17
            8/2/2002              1,500       5.17
            8/2/2002                900       5.21
            8/2/2002              1,000       5.03
            8/2/2002              1,800       5.12
            8/2/2002              1,200       5.14
            8/2/2002              1,000       5.11
            8/2/2002              1,500       5.14
            8/2/2002              1,000       5.14
            8/2/2002              1,000       5.07
            8/2/2002              1,500       5.12
            8/2/2002              1,000       5.14
            8/2/2002                800       5.07
            8/2/2002                800       5.07
            8/2/2002              2,000       5.13
            8/2/2002              2,100       5.14
            8/2/2002              1,500       5.14
            8/2/2002                900       5.14
            8/2/2002                300       5.10
            8/2/2002                300       5.10
            8/2/2002                100       5.10
            8/2/2002                100       5.05
            8/2/2002                100       5.05
            8/2/2002                400       5.05
            8/2/2002                300       5.05
            8/2/2002              2,000       5.07
            8/2/2002                700       5.07
            8/2/2002              1,500       5.09
            8/2/2002              1,500       5.09
            8/2/2002                200       5.06
            8/2/2002                200       5.06
            8/2/2002                100       5.06
            8/2/2002                100       5.06
            8/2/2002                100       5.06
            8/2/2002                300       5.17
            8/2/2002              1,200       5.20
            8/2/2002                800       5.19
            8/2/2002                700       5.22
            8/2/2002                200       5.05
            8/2/2002                900       5.06
            8/2/2002                300       5.04
            8/2/2002                200       5.04
            8/2/2002                100       5.04
            8/2/2002                700       5.04
            8/2/2002                700       4.99
            8/2/2002                100       5.00
            8/2/2002              7,900       5.01
            8/2/2002              2,100       5.01
            8/2/2002                100       5.01

                                             Page 6 of 8 Pages

            8/2/2002                400       5.01
            8/2/2002              3,000       5.12
            8/2/2002              3,200       4.98
            8/2/2002                200       4.97
            8/2/2002                200       4.97
            8/2/2002                100       4.97
            8/2/2002                100       4.97
            8/2/2002              5,100       5.03
            8/2/2002             47,400       5.05
            8/5/2002              4,800       4.81
            8/5/2002                800       4.81
            8/5/2002                300       4.91
            8/5/2002              1,000       4.91
            8/5/2002              2,000       4.93
            8/5/2002              6,000       5.00
            8/5/2002              3,000       5.00
            8/5/2002                700       5.00
            8/5/2002                700       5.00
            8/5/2002                300       4.97
            8/5/2002                500       4.98
            8/5/2002                700       5.00
            8/5/2002              1,500       5.00
            8/5/2002                700       4.98
            8/5/2002                100       4.99
            8/5/2002                200       5.00
            8/5/2002                400       4.91
            8/5/2002                300       4.92
            8/5/2002                200       4.90
            8/5/2002                400       4.92
            8/5/2002                300       4.92
            8/5/2002                300       4.92
            8/5/2002                700       4.84
            8/5/2002                900       4.81
            8/5/2002                700       4.86
            8/5/2002                600       4.88
            8/5/2002                200       4.86
            8/5/2002              1,000       4.93
            8/5/2002              1,000       4.87
            8/5/2002              1,900       4.84
            8/5/2002                200       4.87
            8/5/2002                200       4.91
            8/5/2002                500       4.92
            8/5/2002              1,200       4.93
            8/5/2002              1,200       4.96
            8/5/2002                700       4.89
            8/5/2002                500       4.87
            8/5/2002              1,400       4.94
            8/5/2002                100       4.86
            8/5/2002                600       4.92
            8/5/2002                100       4.82
            8/5/2002                100       4.82
            8/5/2002                100       4.82
            8/5/2002                200       4.82
            8/5/2002                100       4.82
            8/5/2002                100       4.82
            8/5/2002                400       4.73
            8/5/2002                500       4.74
            8/5/2002                700       4.79
            8/5/2002              1,300       4.47
            8/5/2002              1,000       4.61

                                             Page 7 of 8 Pages

            8/5/2002                600       4.54
            8/5/2002                700       4.61
            8/5/2002                500       4.60
            8/5/2002                500       4.62
            8/5/2002                900       4.55
            8/5/2002                300       4.51
            8/5/2002                700       4.53
            8/5/2002                900       4.53
            8/5/2002                100       4.54
            8/5/2002                200       4.71
            8/5/2002              2,000       4.71
            8/5/2002              1,000       4.59
            8/5/2002              1,200       4.60
            8/5/2002              2,500       4.72
            8/6/2002              1,200       4.84
            8/6/2002              1,000       4.89
            8/6/2002                900       4.95
            8/6/2002              1,000       4.99
            8/6/2002             10,000       5.00
            8/6/2002                500       5.00
            8/6/2002              1,500       5.05
            8/6/2002              1,500       5.12
            8/6/2002              2,100       5.01
            8/6/2002              1,500       5.10
            8/6/2002              1,000       5.15
            8/6/2002              3,200       5.01
            8/6/2002              2,000       5.04
            8/6/2002              1,000       5.04
            8/7/2002                700       5.07
            8/7/2002              4,000       5.07
            8/7/2002              1,000       5.02
            8/7/2002                500       5.04
            8/7/2002                500       5.04
            8/7/2002                500       5.06
            8/7/2002                500       5.06
            8/7/2002                500       5.03
            8/7/2002                500       5.04
            8/7/2002                500       5.02
            8/7/2002                500       5.02
            8/7/2002              1,300       5.01
            8/7/2002                100       5.01
            8/7/2002              4,900       5.05
            8/7/2002              3,100       5.05
            8/7/2002                400       5.05
            8/7/2002              6,500       5.07
            8/7/2002                500       5.02
            8/7/2002                200       5.02
            8/7/2002                500       5.05
            8/7/2002                500       5.07
            8/7/2002                300       5.07
            8/7/2002                500       5.07
            8/7/2002                200       5.04
            8/7/2002                500       5.04
            8/7/2002                100       5.03
            8/7/2002                300       5.03
            8/7/2002                100       5.03
            8/7/2002              2,700       5.04
            8/7/2002                500       5.04
            8/7/2002                300       5.02
            8/7/2002                300       4.98

                                             Page 8 of 8 Pages

            8/7/2002                200       4.98
            8/7/2002                600       4.99
            8/7/2002                500       4.99
            8/7/2002              1,300       5.01
            8/7/2002                500       5.02
            8/7/2002                500       5.02
            8/7/2002                200       5.02
            8/7/2002                200       5.02
            8/7/2002                200       5.02
            8/7/2002                500       5.01
            8/7/2002                300       5.01
            8/7/2002                500       5.01
            8/7/2002                200       5.00
            8/7/2002                300       5.00
            8/7/2002              4,700       5.01
            8/7/2002              2,600       5.04
            8/7/2002              1,000       5.03
            8/7/2002              2,300       5.05



Item 7.   Material to Be Filed as Exhibits
          --------------------------------

     A joint filing agreement between Mr. Sumner M. Redstone and National Amusements, Inc. is attached hereto as Exhibit 99.1.


                           Signatures
                         -----------------

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. Pursuant to Rule 13d-1(k)(1), each of the undersigned agrees that this statement is filed on behalf of each of us.



August 8, 2002                     /s/ Sumner M. Redstone
                                   ----------------------
                                   Sumner M. Redstone,
                                   Individually



                                   National Amusements, Inc.


                                   By:   /s/ Sumner M. Redstone
                                         ----------------------
                                   Name: Sumner M. Redstone,
                                   Title:Chairman and Chief
                                         Executive Officer

					EXHIBIT 99.1



                     JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13D, dated April 15, 1998 (the "Schedule 13D"), with respect to the Common Stock, par value $.01 per share, of Midway Games Inc. is, and any amendments executed by us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the
Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 30th day of July, 2002.


                         NATIONAL AMUSEMENTS, INC.


                         By: /s/ Sumner M. Redstone
                            ------------------------------
                              Sumner M. Redstone
                              Chairman and
                              Chief Executive Officer


                         By: /s/ Sumner M. Redstone
                            -------------------------------
                              Sumner M. Redstone
                               Individually